EXHIBIT 23(h)(5)
                                AMENDED AND RESTATED
                          SHAREHOLDER SERVICES AGREEMENT


		AGREEMENT dated__________, 2011, between Lee Financial Recordkeeping, Inc. ("LFR"), a Hawaii Corporation and First Pacific Mutual Fund, Inc. (the "Corporation"), a Maryland Corporation. Hawaii Municipal Fund series and First Pacific Low Volatility Fund series are series of the Corporation operated as open-ended, non-diversified management investment companies. All references to any series of the Corporation will be called the "Fund" unless expressly noted otherwise.

                                     WITNESSETH:
                                     -----------

		WHEREAS, each Fund is a non-diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

		WHEREAS, LFR serves as Transfer Agent to each Fund under a separate
Transfer Agent Agreement and each Fund desires to avail itself of certain administrative services provided by LFR with regard to personal services of shareholder accounts which are not covered by the Transfer Agent Agreement;
and

		WHEREAS, LFR is willing to furnish such services on the terms and conditions hereinafter set forth.

		NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

		Section 1.	Each Fund hereby appoints LFR to administer certain
of the affairs of each Fund for the period and on the terms set forth in this
Agreement.  LFR hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

		Section 2.	LFR shall provide personal servicing of shareholder
accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time.  LFR shall, in addition, provide such additional administrative management services as it and each Fund may from time to time agree.

		Section 3.	Lee Financial Group Inc. shall oversee all
relationships between each Fund and its Custodian, Transfer Agent and any accounting services agents, including the supervision of the performance of each Fund's agreements with such parties.

		Section 4.	The accounts and records maintained by LFR shall be
the property of each Fund and shall be made available to each Fund within a reasonable period of time, upon demand.  LFR shall assist each Fund's independent auditors, or upon approval of each Fund, or upon demand, any regulatory body, in any requested review of each Fund's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.  LFR shall supply the necessary data for each Fund's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as each Fund and LFR shall agree upon from time to time.

		Section 5.	LFR may rely upon the advice of each Fund and
counsel to each Fund and upon statements of each Fund's accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and LFR shall not be liable for any actions taken in good faith upon such statements.

		Section 6.	LFR shall not be liable for any action taken in good
faith reliance upon any authorized Oral Instructions, any Written Instructions and certified copy of any resolution of the Board of Directors of each Fund or any other document reasonably believed by LFR to be genuine and to have been executed or signed by the proper person or persons.

		Section 7.	Each Fund shall indemnify and hold LFR harmless from
any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of any information provided to LFR by each Fund, or the failure of each Fund to provide any information needed by LFR knowledgeably to perform its functions hereunder.  Also, each Fund shall indemnify and hold harmless LFR from all claims and liabilities (including reasonable expenses for legal counsel) incurred by or assessed against LFR in connection with the performance of this Agreement, except such as may arise from
LFR's own negligent action, omission or willful misconduct; provided, however, that before confessing any claim against it, LFR shall give each Fund reasonable opportunity to defend against such claim in the name of each Fund or LFR or both.

		Section 8.	As full compensation for the services performed by
LFR, each Fund shall pay LFR a fee at the annualized rate of up to .10 of one percent (.10%) of the average daily net assets of the respective Fund. This fee will be computed daily and be paid monthly within ten (10) business days after the last six (6) days of each month. This fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

		Section 9.	Except as required by laws and regulations
governing investment companies, nothing contained in this Agreement is intended to or shall require LFR, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which LFR is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both each Fund and LFR are open.

		Section 10.	Either each Fund or LFR may give written notice to
the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which time shall be not less than sixty
(60) days from the giving of such notice. Such termination shall be without penalty.

		Section 11.	This Agreement may be executed in two or more
counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

		Section 12.	This Agreement shall extend to and shall be binding
upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by LFR without the approval of each Fund by a resolution of its Board of Directors.

		Section 13.	This Agreement shall be governed by the laws of the
State of Hawaii.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


					LEE FINANCIAL RECORDKEEPING, INC.


						By:  ______________________________________
							Terrence K.H. Lee, President
[Corporate Seal]


						Attest:  ___________________________________
							Lugene Endo Lee, Secretary



					FIRST PACIFIC MUTUAL FUND, INC.


						By:  ______________________________________
							Terrence K.H. Lee, President
[Corporate Seal]


						Attest:  ___________________________________
							Lugene Endo Lee, Secretary